Pursuant to Rule 424(b)(2)
Registration No. 333-210094

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 11, 2016)

Willis North America Inc.

$             % Senior Notes due 20

Willis North America Inc. (the “Issuer”) will issue $        million aggregate principal amount of senior notes that will mature on         , 20          and bear interest at     % per annum (the “Notes”).

Interest on the Notes is payable semi-annually in arrears on                      and                      of each year beginning on                     , 2017. The Notes will rank equally with all existing and future unsecured, unsubordinated indebtedness of the Issuer.

The Notes may be redeemed at the option of the Issuer in whole at any time or in part from time to time at the redemption prices specified under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, up to the redemption date. As described under “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event,” if Willis Towers Watson Public Limited Company experiences a change of control and a ratings decline, the Issuer will be required to offer to purchase the Notes from holders unless we have previously redeemed the Notes.

Payment of the principal of and interest on the Notes is fully and unconditionally guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, and Willis Group Limited.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 4 of the accompanying prospectus.

We intend to apply to list the Notes on the The International Stock Exchange (“TISE”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds to Willis North America Inc. (before expenses)		%	$

(1)	Plus accrued interest, if any, from , 2017.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme on or about                 , 2017.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan

                    , 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Notes. We refer to this prospectus supplement and the accompanying prospectus collectively as the “prospectus.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference is accurate only as of their respective dates.

We and the underwriters are not making an offer to sell the Notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

All references to “we,” “our,” “us,” the “Company,” “Willis,” “WTW” and “Willis Towers Watson” in this prospectus supplement are to Willis Towers Watson Public Limited Company and its consolidated subsidiaries. All references to “Parent” are to Willis Towers Watson Public Limited Company and not to any of its subsidiaries. All references to the “Issuer” and “Willis North America Inc.” in this prospectus supplement refer only to Willis North America Inc. and not to any of its subsidiaries. All references to “Legacy Willis” are to Willis Group Holdings Public Limited Company, prior to the Merger (as defined herein) and all references to “Legacy Towers Watson” are to Towers Watson & Co. (“Towers Watson”) prior to the Merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies and planned acquisitions, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, and the benefits of the business combination transaction involving Towers Watson and the Company (prior to such business combination), including the combined company’s future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use the words such as “may,” “will,” “would,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar

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expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	consolidation in or conditions affecting the industries in which the Company operates;

•	any changes in the regulatory environment in which the Company operates;

•	the ability to successfully manage ongoing organizational changes;

•

the ability of the Company to successfully integrate the Towers Watson, Gras Savoye (as defined herein) and Legacy Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings;

•	the potential impact of the Merger on relationships, including with employees, suppliers, clients and competitors;

•	significant competition that the Company faces and the potential for loss of market share and/or profitability;

•	compliance with extensive government regulation;

•	the Company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses;

•	the risk that the Company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors;

•	expectations, intentions and outcomes relating to outstanding litigation;

•

the risk that the Stanford litigation settlement will not be approved, the risk that the Stanford bar order may be challenged in other jurisdictions, and the deductibility of the charge relating to the settlement;

•	the risk of material adverse outcomes on existing litigation or investigation matters;

•	the diversion of time and attention of the Company’s management team while the Merger and other acquisitions are being integrated;

•	doing business internationally, including the impact of exchange rates;

•	the potential impact of the UK government triggering Article 50 of the Treaty of Lisbon, giving formal notice of the UK’s intention to withdraw from membership in the European Union;

•

the federal income tax consequences of the Merger and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates;

•

the Company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	the ability of the Company to obtain financing on favorable terms or at all;

•	adverse changes in the credit ratings of the Company;

•	the possibility that the anticipated benefits from the Merger cannot be fully realized or may take longer to realize than expected;

•	the ability of the Company to retain and hire key personnel;

S-iii

•	a decline in the defined benefit pension plan market;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•	failure to protect client data or breaches of information systems;

•	reputational damage;

•	disasters or business continuity problems;

•	clients choosing to reduce or terminate the services provided by the Company;

•	fluctuation in revenues against the Company’s relatively fixed expenses;

•	technological change;

•	the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•	fluctuations in the Company’s pension liabilities;

•	loss of, failure to maintain, or dependence on certain relationships with insurance carriers;

•	changes and developments in the United States healthcare system;

•	reliance on third-party services;

•	the Company’s holding company structure could prevent it from being able to receive dividends or other distributions in needed amounts from our subsidiaries; and

•	changes in accounting estimates and assumptions.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors, see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through the NASDAQ Global Select Market, 4 Times Square, New York, New York 10036, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site referred to above.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

The Company

Willis Towers Watson is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating back to 1828, Willis Towers Watson has more than 41,000 employees and services clients in more than 140 countries and territories. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. We believe our unique perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

In our capacity as an insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance with insurance carriers through our global distribution network. We also offer clients a broad range of services to help them to identify and control their risks and to enhance business performance by improving their ability to attract, retain and engage a talented workforce. These services range from strategic risk consulting, including providing actuarial analysis, to a variety of due diligence services, to the provision of practical on-site risk control services, such as health and safety or property loss control consulting, as well as analytical and advisory services, such as hazard modeling and reinsurance optimization studies. We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurable risks for our own account.

In our capacity as a consultant, technology and solutions provider, and private exchange company, we help our clients enhance business performance by improving their ability to attract, retain and engage a talented workforce. We focus on delivering consulting services that help organizations anticipate, identify and capitalize on emerging opportunities in human capital management as well as investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals. We operate the largest private Medicare exchange in the United States. Through this exchange and those for active employees, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits.

We derive the majority of our revenue from either commissions or fees for brokerage or consulting services. No single client represented a significant concentration of our consolidated revenues for any of our three most recent fiscal years.

Merger with Towers Watson (the “Merger”)

On January 4, 2016, pursuant to an Agreement and Plan of Merger, dated June 29, 2015, as amended on November 19, 2015, between Willis, Towers Watson and Citadel Merger Sub, Inc., an indirect wholly-owned subsidiary of Willis formed for the purpose of facilitating this transaction (“Merger Sub”), Merger Sub merged with and into Towers Watson, with Towers Watson continuing as the surviving corporation and a wholly-owned subsidiary of Willis.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Towers Watson common stock (the “Towers Watson shares”), was converted into the right to receive 2.6490 validly issued, fully paid and nonassessable ordinary shares of Willis (the “Willis ordinary shares”), $0.000115 nominal value per share, other than any Towers Watson shares owned by Towers Watson, Willis or Merger Sub at the Effective Time and the Towers Watson shares held by stockholders who were entitled to and who properly exercised dissenter’s rights under Delaware law.

Immediately following the Merger, WTW effected (i) a consolidation (i.e., a reverse stock split under Irish law) of Willis ordinary shares whereby every 2.6490 Willis ordinary shares were consolidated into one Willis ordinary share, $0.000304635 nominal value per share and (ii) an amendment to its constitution and other organizational documents to change its name from Willis Group Holdings Public Limited Company to Willis Towers Watson Public Limited Company.

We are continuing our integration of Legacy Willis and Legacy Towers Watson, creating a unified platform for global growth, including positioning the Company to leverage our mutual distribution strength to enhance market penetration, expand our global footprint and create a strong platform for further innovation.

During the second quarter of 2016, we began managing our business and reporting our segment results across four integrated reportable operating segments: Human Capital and Benefits; Corporate Risk and Broking; Investment, Risk and Reinsurance; and Exchange Solutions. Beginning in 2017, we made certain changes that affect our segment results to better align our business within our segments, and we recast operating income to better reflect our new segment reporting basis.

Each of Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Unlimited Company, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009, WTW Bermuda Holdings Ltd., which was incorporated in Bermuda on August 26, 2015, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we utilize the offices of Willis Group Limited as our principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8084.

Corporate Structure

The following chart summarizes certain relevant aspects of our corporate structure relating to our current outstanding indebtedness and the notes being offered hereby.

Note: Simplified organization structure that may exclude some intermediate holding companies and intercompany, internal debt. Amounts shown for our senior note debt securities represent the amounts outstanding as of March 31, 2017 unless otherwise indicated.

(1) Represents $496 million of 5.750% senior notes due 2021. The Willis Towers Watson Debt Securities are guaranteed by Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(2) Represents $248 million of 4.625% Senior Notes due 2023, $271 million of 6.125% Senior Notes due 2043, $446 million of 3.500% Senior Notes due 2021, € 536 million ($573 million) of 2.125% Senior Notes due 2022 and $543 million of 4.400% Senior Notes due 2026. The Trinity Debt Securities are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(3) Represents a $1,250 million senior revolving credit facility expiring March 2022 (the “Revolving Credit Facility”). The Revolving Credit Facility is guaranteed by Willis Towers Watson Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis North America Inc., Willis Group Limited, WTW Bermuda Holdings Ltd. and Willis Towers Watson Sub Holdings Unlimited Company. The Revolving Credit Facility refinanced and replaced the Original Credit Facilities (as defined below) in March 2017. See “Description of Other Debt—Credit Facilities.”

(4) Represents $186 million of 7.000% senior notes due 2019. The Willis North America Debt Securities are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited. See “Description of Other Debt—Senior Debt Securities.”

(5) Represents a 4-year $340 million term loan facility expiring December 2019, of which $233 million was outstanding as of March 31, 2017, that is guaranteed by all existing subsidiaries of Towers Watson Delaware Inc. (none of the entities shown). See “Description of Other Debt—Credit Facilities.”

(6) Formerly Towers Watson & Co.

THE OFFERING

Issuer	Willis North America Inc.

Notes Offered	$ aggregate principal amount of senior notes due 20 .

Interest Rate	The Notes will bear an interest rate equal to % per annum.

Interest Payment Dates	Interest on the Notes is payable on and of each year, beginning on , 2017.

Maturity	The Notes will mature on , 20 .

Form and Denomination	The Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be senior unsubordinated unsecured obligations of Willis North America Inc. and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited, and will:

•	rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, which includes the 7.000% senior notes due 2019 (the “Willis North America Debt Securities”);

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors (as defined below), including the 5.750% senior notes due 2021, 3.500% senior notes due 2021, 2.125% senior notes due 2022, 4.625% senior notes due 2023, 4.400% senior notes due 2026 and the 6.125% senior notes due 2043 (collectively with the Willis North America Debt Securities and the Trinity Debt Securities (as defined herein), the “Willis Towers Watson Debt Securities”) and any debt under the Revolving Credit Facility;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of March 31, 2017, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment of certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), including amounts that were drawn to repay Willis North America’s 6.200% senior notes due 2017 (the “2017 Notes”) and to pay down amounts outstanding under our Original Term Loan Facility (as defined herein) and our Original Revolving Credit Facility (as defined herein), the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $ million.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the Notes.

As of March 31, 2017, the non-guarantor subsidiaries of Parent had $268 million of outstanding indebtedness, other than ordinary course trade payables. As of and for the three months ended March 31, 2017, the non-guarantor subsidiaries of Parent represented substantially all of the total assets and accounted for substantially all of the total revenue of Willis Towers Watson prior to consolidating adjustments.

For more information on the ranking of the Notes, see “Description of Notes—Ranking.”

Guarantees	Payment of principal, premium, if any, and interest on the Notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited (the “Guarantors”). Each guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

equal in ranking with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Debt Securities, and such Guarantor’s guarantee under the Revolving Credit Facility;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

For more information on the guarantee of the Notes, see “Description of Notes—Guarantees.”

Additional Amounts	Any payments made by or on behalf of the Issuer or any Guarantor with respect to the Notes or any Guarantee of the Notes will be made without withholding or deduction for taxes in any relevant taxing jurisdiction unless required by law. If we are required by law to withhold or deduct for such taxes with respect to a payment to the holders of the Notes, we will pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of Notes—Additional Amounts.”

Early Redemption for Tax Reasons	In the event of certain changes affecting taxation, the Issuer may redeem the Notes in whole, but not in part, at any time upon proper notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Notes—Early Redemption for Tax Reasons.”

Redemption	Prior to , 20 (the date that is months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time, at a price equal to the greater of the principal amount of the Notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after , 20 (the date that is months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Purchase of Notes Upon a Change of Control Triggering Event
If a Change of Control Triggering Event (defined herein) occurs, the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.”

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the previously issued Notes, including for voting purposes.

Use of Proceeds	We intend to use the net proceeds of this offering to pay down amounts outstanding under our Revolving Credit Facility (and related accrued interest), including amounts that were drawn to (i) repay our 2017 Notes and (ii) to pay down amounts outstanding under our Original Term Loan Facility and our Original Revolving Credit Facility, and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See page S-12 of this prospectus supplement and page 4 of the accompanying prospectus for a discussion of risks you should consider before making an investment in the Notes.

Conflicts of Interest	Certain affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each an underwriter in this offering, may receive at least 5% of the net proceeds of this offering in connection with the repayment of amounts outstanding under the Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of the Financial Industry Regulatory Authority Rule 5121. Because the Notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Summary Historical Consolidated Financial Data

The summary consolidated financial data of WTW presented below as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been derived from the audited consolidated financial statements of Willis Towers Watson Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The summary consolidated financial data of WTW presented below as of and for the year ended December 31, 2014 has been derived from the 2014 audited consolidated financial statements, which are not incorporated herein by reference, with adjustment for the reverse stock split on January 4, 2016.

The summary consolidated financial data of WTW presented below as of March 31, 2017 and 2016 and for the three months ended March 31, 2017 and 2016, have been derived from the unaudited interim financial statements of Willis Towers Watson Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with U.S. GAAP. Our unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for an entire year, and our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

The summary consolidated financial data presented below as of and for each of the three years ended December 31, 2016, and as of and for the three months ended March 31, 2017 and 2016 should be read in conjunction with our audited and unaudited financial statements and the related Notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appears in our 2016 Form 10-K (as defined herein) and our 2017 First Quarter 10-Q (as defined herein), respectively.

Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we do not include separate complete consolidated financial statements for Willis North America Inc. or any of the Guarantors (other than Willis Towers Watson Public Limited Company) in our periodic Exchange Act filings. We do include condensed consolidated financial information in our periodic Exchange Act filings that presents information for Willis Towers Watson Public Limited Company (on a stand-alone basis); the Guarantors (other than Willis Towers Watson Public Limited Company); Willis North America Inc. (on a stand-alone basis); and other subsidiaries of Willis Towers Watson Public Limited Company that are not Guarantors—see note 21 to our audited consolidated financial statements for each of the years in the three-year period ended December 31, 2016, and as of December 31, 2016 and 2015 incorporated by reference in this prospectus supplement from our 2016 Form 10-K, and note 16 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2017, incorporated by reference in this prospectus supplement from our 2017 First Quarter 10-Q.

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2016	2017	2014	2015	2016
	(millions, except per share data)
			Legacy Willis	Legacy Willis	Willis Towers Watson
Statement of Operations Data
Total revenues	$2,234	$2,319	$3,802	$3,829	$7,887
Income from operations	326	463	647	427	551
Income from operations before income taxes and interest in earnings of associates	262	397	518	340	340
Net income	245	352	373	384	438
Net income attributable to Willis Towers Watson	$238	$344	$362	$373	$420

Earnings per share—basic(i)	$1.76	$2.51	$5.40	$5.49	$3.07
Earnings per share—diluted(i)	$1.75	$2.50	$5.32	$5.41	$3.04
Average number of shares outstanding
—basic	135	137	67	68	137
—diluted	136	138	68	69	138
Balance Sheet Data (end of year)
Cash and cash equivalents	$954	$901	$635	$532	$870
Goodwill	10,477	10,442	2,937	3,737	10,413
Other intangible assets, net	5,086	4,245	450	1,115	4,368
Total assets(ii)	33,029	32,232	15,421	18,839	30,253
Short-term debt and current portion of long-term debt	1,144	120	167	988	508
Long-term debt	2,767	3,975	2,130	2,278	3,357
Total liabilities	21,672	21,775	13,355	16,426	20,019
Shares and additional paid-in capital	10,436	10,628	1,524	1,672	10,596
Total Willis Towers Watson shareholders’ equity	11,151	10,278	1,985	2,229	10,065
Total equity	$11,304	$10,404	$2,007	$2,360	$10,183

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2016	2017	2014	2015	2016
	(millions, except per share data and ratios)
Other Financial Data
Capital expenditures (excluding capital leases)	$48	$62	$110	$146	$218
Cash dividends declared per share	0.48	0.53	3.18	3.28	1.92
Adjusted EBITDA(iii)	671	708	858	$879	$1,771
Ratio of Debt to Adjusted EBITDA(iii)	5.8x	5.8x	2.7x	3.7x	2.2x

(i)	Basic and diluted earnings per share, and cash dividends declared per share, for 2015 and 2014 have been retroactively adjusted to reflect the reverse stock split on January 4, 2016. See note 3 to our audited consolidated financial statements for the year ended December 31, 2016 incorporated in this prospectus supplement from our 2016 Form 10-K.
(ii)	We collect premiums from insureds and, after deducting our commissions, remit the premiums to the respective insurers; the Company also collects claims or refunds from insurers which it then remits to insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers (‘fiduciary receivables’) are recorded as fiduciary assets on the Company’s consolidated balance sheet. Unremitted insurance premiums, claims or refunds (‘fiduciary funds’) are also recorded within fiduciary assets.
(iii)	We consider Adjusted EBITDA to be an important financial measure, which is used to internally evaluate and assess our core operations, to benchmark our operating results against our competitors, and to evaluate and measure our performance-based compensation plans. Adjusted EBITDA is defined as Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, the fair value adjustment for deferred revenue, gain on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

However, Adjusted EBITDA is not prepared in accordance with U.S. GAAP, and should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with U.S. GAAP.

We present such non-U.S. GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a U.S. GAAP basis.

Our management uses Adjusted EBITDA as a measure of operating performance to provide consistency and comparability with past financial performance; to facilitate a comparison of our current results with those of other periods.

Management also believes Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our future requirements for contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or requirements for, our working capital;

•	Adjusted EBITDA does not reflect interest income, interest expense or principal payments on our debt;

•	Adjusted EBITDA does not reflect payments for income taxes;

•	Adjusted EBITDA does not reflect any replacements of tangible or intangible assets; and

•	Other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

A reconciliation of net income to Adjusted EBITDA for the three months ended March 31, 2017, March 31, 2016 and for the years ended December 31, 2016, December 31, 2015, and December 31, 2014 is as follows (in millions):

	Three Months ended March 31, (unaudited)		Year Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2016(a)
	2016	2017	Legacy Willis	Legacy Willis	Willis Towers Watson
			(in millions)
NET INCOME	$245	$352	$373	$384	$438
Provision for/(benefit from) income taxes	18	46	159	(33)	(96)
Interest expense	46	46	135	142	184
Depreciation	43	46	92	95	178
Amortization	161	151	54	76	591

EBITDA	513	641	813	664	1,295
Restructuring costs	25	27	36	126	193
Transaction and integration expenses	52	40	7	73	177
Provision for the Stanford litigation	50	—	—	70	50
Fair value adjustment for deferred revenue	32	—	—	—	58
Gain on disposal of operations	(1)	—	(12)	(25)	(2)
Venezuela currency devaluation	—	—	14	30	—
Gain on remeasurement of equity interests	—	—	—	(59)	—

Adjusted EBITDA	$671	$708	$858	$879	$1,771

(a)	The increase in Adjusted EBITDA for the year ended December 31, 2016 was primarily driven by our acquisitions of Towers Watson and Gras Savoye & Cie (“Gras Savoye”).

RISK FACTORS

You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus, and all of the other information herein and therein before making an investment decision. See the section entitled “Risk Factors” in our 2016 Form 10-K, which is incorporated herein by reference, for a full list of risk factors that affect us, including, but not limited to, risks relating to our business, risks relating to integration following the Merger and the Gras Savoye acquisition and risks related to our jurisdiction of incorporation.

Risks Related to the Notes

The Issuer, Willis North America Inc., is a holding company and therefore depends on its subsidiaries to service its obligations under the Notes and other indebtedness. The Issuer’s ability to repay the Notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

The Issuer depends on its subsidiaries, which conduct the operations of our North American business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the Notes. However, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the Notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer’s subsidiaries, may limit the Issuer’s ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the Notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer’s subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the Notes offered hereby when due.

Because Parent is also a holding company, and the other Guarantors of the Notes are all direct and indirect subsidiaries of Parent and are also holding companies, the restrictions and constraints described above apply similarly to Parent’s and the other Guarantors’ ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the Notes.

U.S. federal and state statutes and applicable U.K., Irish, Dutch and Bermuda law may allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from Guarantors.

The Issuer is a Delaware corporation. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are Irish companies. Willis Netherlands Holdings B.V. is a Dutch company. WTW Bermuda Holdings Ltd. is a Bermuda company. Each other Guarantor is a company organized under the laws of England and Wales.

Under English insolvency law, the liquidator or administrator of a company in liquidation or administration (respectively) may apply to the court to void or vary a transaction entered into by such company at an undervalue, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction (there is a presumption of insolvency where the party to such transaction is a ‘connected person’ (as defined in the UK Insolvency Act 1986). A transaction at an undervalue includes a transaction involving a gift by the company or where the company received consideration of significantly less value than the benefit given by such company. A transaction at an undervalue entered into within two years prior to the onset of insolvency could be challenged.

Separately, a transaction at an undervalue which was entered into with the intention of placing assets out of the reach of a particular party, or to otherwise prejudice a party’s interest in relation to a claim, could be challenged by that party (with the leave of the court), a liquidator, administrator, the Financial Conduct Authority or Pensions Regulator, as a transaction which defrauds creditors, whether or not the company ever entered into a formal insolvency process. A court generally will not make an order to set aside a transaction at an undervalue if the company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

An administrator or liquidator may also apply to court to set aside an action which puts a creditor, surety or guarantor into a better position at the expense of other creditors (known as a preference), where such company had a desire to prefer that party, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction, and such transaction occurs up to two years prior to the onset of insolvency if the preferred party is a ‘connected person’ (as defined in the UK Insolvency Act 1986) (or six months prior to the onset of insolvency if the preferred party is not connected).

The laws of Ireland, the jurisdiction in which Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are organized, may limit their ability to guarantee debts. Furthermore, obligations under guarantees may not be enforceable in all circumstances under Irish law. For example, there is a risk that a guarantee from an Irish company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor or that it is not for the purpose of carrying on the business of the guarantor. Where an Irish guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

In addition, pursuant to Section 604 of the Irish Companies Act 2014, if an Irish company goes into liquidation any payment or any act by it (usually an absolute transfer or a mortgage) relating to property in favour of any creditor which was made or done at a time when the company was unable to pay its debts as they fell due with a view to preferring that creditor over its other creditors and within six months (or two years if that creditor is a “connected person” as defined in Section 559(1) of the Irish Companies Act 2014) before the onset of the liquidation, shall be an unfair preference and invalid.

Also, in circumstances where an Irish company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or certain shareholders of that company may be entitled to petition the court for the appointment of an examiner to the company. The examiner, once appointed, has the power to set aside contracts and arrangements entered into by the company after this appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to this appointment. No proceedings of any sort may be commenced against an Irish company in examinership (for the duration of the period of protection afforded to the company by the appointment of an examiner). If an examiner is appointed to an Irish guarantor, there may be a delay in enforcing payment obligations contained in a guarantee given by any such guarantor. There is also the potential risk that a compromise or scheme of arrangement will be approved in the examinership involving the writing down or rescheduling of any payment obligations owed by an Irish guarantor under a guarantee.

The laws of The Netherlands, the jurisdiction in which Willis Netherlands Holdings B.V. is incorporated, may limit its ability to guarantee debts. These limitations arise under various provisions and principles of corporate law.

If a Dutch entity enters into a transaction (such as the granting of a guarantee), the validity and enforceability of the relevant transaction may be contested by the Dutch entity or its administrator (bewindvoerder) in a moratorium of payments or its trustee in bankruptcy (curator), if (i) that transaction is not in the Dutch entity’s corporate interest (vennootschappelijk belang) and (ii) the other party to the transaction knew or should have known this without performing its own investigation (wist of zonder eigen onderzoek moest weten). In determining whether the granting of a guarantee is in the interest of the Dutch entity, a Dutch court would not only consider the text of the company’s objects clause in the articles of association of the Dutch entity, but also all relevant circumstances of the particular case, including whether the Dutch entity derives certain commercial benefits from the transaction in respect of which the guarantee was granted and any indirect benefit derived by the Dutch entity as a consequence of the interdependence of it with the group of companies to which it belongs and whether or not the subsistence of the Dutch entity is jeopardized by conducting such transaction. The issuing of a guarantee is reflected in paragraph d of article 3 of the objects clause (doelomschrijving) of the articles of association of Willis Netherlands Holdings B.V. The mere fact that a certain legal act (rechtshandeling) is explicitly mentioned in the objects clause included in the articles of association of a Dutch entity, may not be conclusive evidence to state that such legal act is in the corporate interest. The management of the Dutch entity must consider whether the granting of the guarantee of the Notes actually fulfils the material interests of such Dutch entity.

In connection with potential local law restrictions, the guarantees will contain language limiting the amount of debt guaranteed. However, it is not clear under Dutch law to what extent such contractual limitations can remove the risks connected with upstream, cross-stream and third party guarantees. Furthermore, there can be no assurance that a third-party creditor would not challenge the guarantees and prevail in court.

Pursuant to Dutch law, and to the extent Dutch law applies, a legal act performed by a Dutch entity (including, without limitation, an agreement pursuant to which it guarantees the performance of the obligations of a third party) can be challenged and may, in certain circumstances, be nullified (vernietigd) by a trustee in bankruptcy (curator). The Dutch law provisions on fraudulent conveyance (actio pauliana) may apply in case of bankruptcy or outside bankruptcy, which may offer creditors protection against a decrease in their means of recovery.

Pursuant to Dutch fraudulent conveyance rules (actio pauliana) in bankruptcy: any legal act performed by a Dutch bankrupt entity prior to the onset of its bankruptcy may be nullified (vernietigd) by the bankruptcy trustee, if (i) the Dutch entity performed such act without an obligation to do so (onverplicht), (ii) any creditors of the Dutch entity were prejudiced as a consequence of the act, and (iii) at the time the act was performed both the Dutch entity and (unless the act was for no consideration (om niet)) the party with or towards which it acted), knew or should have known that one or more of the Dutch entity’s creditors (existing or future) would be prejudiced. Such knowledge is presumed by Dutch law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before the bankruptcy date in respect of, inter alia, legal acts for the payment or safeguarding of a debt that was not due and payable. In addition, in the case of such a bankruptcy, the trustee in bankruptcy (curator) may nullify the Dutch entity’s performance of any obligation which is due and payable (including (without limitation) an obligation to provide security for any of its or a third party’s obligations) if (i) the payee (hij die betaling ontving) knew that a request for bankruptcy had been filed at the moment of payment, or (ii) the performance of the obligation was the result of a consultation between the Dutch entity and the payee with a view to give preference to the latter over the Dutch entity’s other creditors.

Outside bankruptcy, the creditors may invoke the nullification of a non-obligatory (onverplichte) legal act performed by a Dutch entity provided that the Dutch entity knew or should have known that one or more of the Dutch entity’s creditors (existing or future) would be prejudiced. Any reciprocal legal act (anders dan om niet) entered into by and between the Dutch entity and its creditors can only be nullified (vernietigd) if, in addition to the Dutch entity, also the relevant creditor, knew or should have known that this legal act would be prejudicial to the Dutch entity’s creditors. Under certain circumstances, such knowledge is presumed by law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before invoking the ground of annulment of the legal act.

The laws of Bermuda, the jurisdiction in which WTW Bermuda Holdings Ltd. is incorporated, may limit its ability to guarantee debts. Bermuda law provides for certain avoidance provisions which would be available to a liquidator of a Bermuda company, such as WTW Bermuda Holdings Ltd. These include:

(a) A disposition in favor of a creditor by an insolvent company, within six months prior to the filing of a petition for the winding-up of such company and for the purpose of preferring the creditor, is void. An express statutory exemption protects the interests of any person obtaining title to property through or under a creditor of such company in good faith and for valuable consideration.

(b) Within certain limits, a disposition of property by a Bermuda company: (i) made with the dominant intention of putting property beyond the reach of a person (or class of persons) who has a claim or may at some time have a claim against the transferor; and (ii) without consideration, is voidable at the request of certain eligible creditors. This rule applies within or outside liquidation (and in fact a liquidator appears not to have standing in relation to this particular jurisdiction). Insolvency is not a prerequisite. A creditor will be an eligible creditor if it falls into one of the following categories: (a) person to whom on, or within two years after, the date of the transfer the transferor owed an obligation which obligation remains unsatisfied on the date of the action or proceeding; (b) a person to whom, on the date of the transfer, the transferor owed a contingent liability and since that date the contingency has fallen in, with the liability remaining unsatisfied; or (c) a person to whom the transferor owed an obligation in consequence of a claim that he made against the transferor, where the cause of action giving rise to the claim occurred prior to, or within two years of, the transfer. This may extend up to eight years, as eligible creditors have six years within which to initiate proceedings, calculated from when the cause of action occurred.

(c) A void disposition under Bermuda law is any disposition of the property of a company after the filing of a petition for the winding-up of a Bermuda company. Such a disposition is void unless approved by the Supreme Court. The Supreme Court has the power to retrospectively validate a transaction made after the presentation of a petition which would otherwise be void.

Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the Guarantors in connection with this offering of Notes, neither we nor the Guarantors will be insolvent, will have unreasonably small capital for the business in which we are engaged or will have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the Guarantors’ business and that there are reasonable grounds for believing that this offering of Notes will benefit the Guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

English law, Irish law, Dutch law and Bermuda law differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England, Ireland, The Netherlands or Bermuda based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of England, the courts of Ireland, the courts of The Netherlands or the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws.

Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England or Ireland. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.

We have been advised that the United States currently does not have a treaty with England and Wales or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in England or in Ireland. While not directly enforceable, it is possible for a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability to be enforced in England or in Ireland through common law rules. However, this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in each of England and Ireland to enforce the judgment.

We have also been advised that the United States currently does not have a treaty with The Netherlands regarding the recognition and enforcement of judicial decisions between the United States and the Netherlands. Therefore, a final judgment rendered by any U.S. federal or state court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a U.S. federal or state court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in the United States with respect to the payment of obligations of a Dutch entity under the documents expressed to be subject to U.S. federal or state securities laws would generally be upheld and be regarded by a Dutch Court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a U.S. federal or state court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if (i) that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a criminal law or revenue or other public law nature, (ii) the jurisdiction of the competent court has been based on grounds that are internationally acceptable, (iii) the judgment was rendered in legal proceedings that comply with the standards of the proper administration of justice that includes sufficient safeguards (behoorlijke rechtspleging) and (iv) the judgment is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgement in The Netherlands. Any enforcement of foreign judgments in The Netherlands will be subject to the applicable rules of civil procedure in The Netherlands. A Dutch court has the authority to make an award in a foreign currency. However, enforcement against assets in The Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment. Enforcement of obligations before a Dutch court will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in Dutch courts, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defenses such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded.

WTW Bermuda Holdings Ltd. is incorporated under the laws of Bermuda. Some of WTW Bermuda Holdings Ltd.’s directors and officers may reside outside the United States, and all or a substantial portion of its assets or their assets, at any one time, are or may be located in jurisdictions outside the United States. As a result, it may not be possible to effect service of process within the United States upon non-U.S. based directors and officers, or enforce court judgments obtained against WTW Bermuda Holdings Ltd. or its directors and officers in jurisdictions outside of Bermuda predicated upon civil liabilities of such company under laws other than Bermuda law.

We have been advised that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against WTW Bermuda Holdings Ltd. or its directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over the company or its directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment for debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce foreign law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of a foreign jurisdiction, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court should they be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against WTW Bermuda Holdings Ltd. or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on WTW Bermuda Holdings Ltd. or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

The Issuer may not be able to repurchase the Notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the Notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the Notes upon a change of control would cause a default under the indentures and a cross-default under the instruments governing our Revolving Credit Facility and the indentures governing the Willis Towers Watson Debt Securities. The instruments governing the Revolving Credit Facility also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings and commitments thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

Changes in our credit ratings may adversely affect your investment in the Notes.

The ratings of debt rating agencies assigned to the Notes are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes and increase our corporate borrowing costs.

Because there is no established trading market for the Notes, you may not be able to resell your Notes.

The Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Notes; or

•	the price at which the holders would be able to sell their Notes.

Although we intend to list the Notes for trading on the TISE, no assurance can be given that an active trading market for the Notes will develop.

If a trading market were to develop, the Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar Notes and our financial performance.

We understand that the underwriters presently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the offering of the Notes. We cannot assure you that an active trading market will exist for the Notes or that any trading market that does develop will be liquid.

USE OF PROCEEDS

We intend to use the net proceeds of this offering to pay down amounts outstanding under our Revolving Credit Facility (and related accrued interest), including amounts that were drawn to (i) repay the 2017 Notes, which matured on March 28, 2017 and (ii) to pay down amounts outstanding under our Original Term Loan Facility and our Original Revolving Credit Facility, and for general corporate purposes.

The final maturity date of the Revolving Credit Facility is March 7, 2022. Borrowings under the Revolving Credit Facility were incurred to refinance the Original Credit Facilities on March 8, 2017. The effective interest rate of loans under our Revolving Credit Facility was approximately 2.20% at May 4, 2017.

Certain of the underwriters and/or their affiliates are lenders under our Revolving Credit Facility and may receive proceeds from this offering. See “Underwriting; Conflicts of Interest.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the consolidated ratio of earnings to fixed charges of Willis Towers Watson Public Limited Company and its subsidiaries on a consolidated basis for the periods indicated.

	For the Three Months Ended March 31, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	6.8x	2.2x	2.8x	4.0x	4.0x	(1.0	)x

(1)	For the year ended December 31, 2012, our deficiency in earnings necessary to cover fixed charges was $334 million.

For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of operating lease rentals.

CAPITALIZATION

The following table presents the consolidated capitalization of Willis Towers Watson Public Limited Company as of March 31, 2017, (a) on a historical basis and (b) on an as adjusted basis to give effect this offering and the use of proceeds therefrom, to pay down amounts outstanding under our Revolving Credit Facility (and accrued interest thereon), including amounts that were drawn to repay our 2017 Notes and to pay down amounts outstanding under our Original Term Loan Facility and our Original Revolving Credit Facility. See “Use of Proceeds.”

You should read this table in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2017 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference from our 2017 First Quarter 10-Q.

	As of March 31, 2017	As Adjusted, as of March 31, 2017
	($ in millions)
Cash:
Cash and cash equivalents	$901		$901

Debt(i):
Revolving Credit Facility(ii)	1,064
7.000% Senior Notes due 2019	186		186
5.750% Senior Notes due 2021	496		496
3.500% Senior Notes due 2021	446		446
2.125% Senior Notes due 2022	573		573
4.625% Senior Notes due 2023	248		248
4.400% Senior Notes due 2026	543		543
6.125% Senior Notes due 2043	271		271
Other debt	35		35
Towers Watson Dividend Facility	233		233
% Senior Notes due 20 offered hereby	—

Total debt	$4,095	$

Shareholders’ equity:
Total Willis Towers Watson stockholders’ equity	10,278		10,278
Noncontrolling interests	126		126

Total equity	10,404		10,404

Total capitalization	$14,499	$

(i)	The Company has adopted FASB-issued ASU No. 2015-03 “Simplifying the Presentation of Debt Issuance Costs’ and therefore debt issuance costs related to the recognized debt liability are reported in the balance sheet as a direct deduction from the face amount of that liability.
(ii)	The Revolving Credit Facility provides availability of $1,250 million, and as of May 8, 2017, we had approximately $1,135 million outstanding under the Revolving Credit Facility, which includes amounts that were drawn to repay the 2017 Notes and to pay down amounts outstanding under our Original Term Loan Facility and our Original Revolving Facility.

DESCRIPTION OF OTHER DEBT

The following is intended to provide a summary of certain of the terms of the agreements and instruments that govern our material outstanding indebtedness described below. The following is only a summary, is not a complete description of all the terms of such agreements and instruments and is qualified in its entirety by reference to the full text of the agreements and instruments that govern our material outstanding indebtedness and the agreements and instruments, which are filed with the SEC as exhibits to our 2016 Form 10-K and our Form 8-K filed on March 9, 2017. Additionally, capitalized terms used in this “Description of Other Debt” section but not otherwise defined, are as defined in the relevant agreement or instrument. Readers should review the agreements and instruments for a complete understanding of their terms and conditions.

Credit Facilities

General Description

Revolving Credit Facility

Parent and Trinity Acquisition plc are parties to an amended and restated credit agreement dated as of March 7, 2017 (the “Amended and Restated Parent Credit Agreement”), with certain senior lenders and Barclays Bank PLC (“Barclays”), as administrative agent, pursuant to which the lenders named therein provided us with $1,250 million in financing through a senior revolving credit facility (the “Revolving Credit Facility”). The Amended and Restated Parent Credit Agreement refinanced that certain credit agreement dated as of December 16, 2011 (the “Original Parent Credit Agreement”), which consisted of (a) a $500 million senior revolving credit facility (the “Original Revolving Credit Facility”) and (b) a $300 million senior term loan facility (with a balance of $220 million outstanding prior to repayment) (the “Original Term Loan Facility”; together with the Original Revolving Credit Facility, the “Original Credit Facilities”). The final maturity date of the Revolving Credit Facility is March 7, 2022, being the date that is five years from the closing date of the Amended and Restated Parent Credit Agreement.

Conditions to Borrowings

Drawdowns under the Revolving Credit Facility are subject to the conditions precedent that, among other things, on the date the drawdown is requested and on the drawdown date, (i) no default is continuing or would occur as a result of that drawdown and (ii) certain representations and warranties specified in the Amended and Restated Parent Credit Agreement are true and accurate in all material respects.

Interest Rates, Fees and Prepayments

Revolving Credit Facility

Amounts outstanding under the Revolving Credit Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.00% to 1.75% and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” in effect for such day, and (iii) LIBOR plus 1.00%, plus 0.00% to 0.75%, in each case, based upon Parent’s guaranteed senior-unsecured long term debt rating. In addition, Trinity Acquisition plc will pay (a) a commitment fee equal to 0.10% to 0.25% of the committed amount of the Revolving Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit times (ii) 1.00% to 1.75%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating.

Voluntary prepayments are permitted under the Revolving Credit Facility without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. In addition, the Revolving Credit Facility requires mandatory prepayment in certain circumstances.

Guarantees

All of Trinity Acquisition plc’s obligations under the Revolving Credit Facility are unconditionally guaranteed on a senior basis by (A) Parent, and (B) Trinity Acquisition plc’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis North America Inc., (v) Willis Netherlands Holdings B.V., (vi) WTW Bermuda Holdings Ltd. and (vii) Willis Towers Watson Sub Holdings Unlimited Company.

Further Incremental Facilities and Maturity Extensions

Subject to compliance with certain customary conditions precedent, Parent and Trinity Acquisition plc have the right under the Revolving Credit Facility, from time to time and on one or more occasions, to add one or more incremental revolving facilities in an aggregate principal amount not to exceed $500 million. Parent and Trinity Acquisition plc also have the right, on up to two occasions, to request a further extension of the maturity date of the Revolving Credit Facility by one year, subject to certain requirements.

Covenants

Parent and Trinity Acquisition plc are subject to various affirmative and negative covenants and reporting obligations under the Revolving Credit Facility. These include, among others, limitations on subsidiary indebtedness, liens, sale and leaseback transactions, certain investments, fundamental changes, assets sales, restricted payments, and maintenance of certain financial covenants.

Events of Default

Events of default under the Revolving Credit Facility include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

Senior Debt Securities

In September 2009, Willis North America issued $300 million of 7.000% senior notes due 2019. Such senior notes are referred to as the “Willis North America Debt Securities.”

In March 2011, Willis Towers Watson Public Limited Company, under the name Willis Group Holdings Public Limited Company, issued $500 million of 5.750% senior notes due 2021. The $500 million of 5.750% senior notes due 2021 are referred to as the “Willis Towers Watson Debt Securities.”

In August 2013, Trinity Acquisition plc issued $250 million of 4.625% Senior Notes due 2023 and $275 million of 6.125% Senior Notes due 2043. In March 2016, Trinity Acquisition plc issued $450 million of 3.500% senior notes due 2021 and $550 million of 4.400% senior notes due 2026. In May 2016, Trinity Acquisition plc issued € 540 million ($609 million) of 2.125% senior notes due 2022. Such senior notes are collectively referred to as the “Trinity Debt Securities” and, together with the Willis North America Debt Securities and Willis Towers Watson Debt Securities, the “Willis Towers Watson Debt Securities.”

The Willis Towers Watson Debt Securities are senior, unsecured obligations, ranking equal with all of Willis Towers Watson’s existing and future senior debt, senior in right of payment to all of Willis Towers Watson’s future subordinated debt and effectively subordinated to all of Willis Towers Watson’s future secured debt to the extent of the value of the assets securing such debt.

The Willis North America Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited

Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited, which collectively comprise all of the direct and indirect parent entities of Willis North America.

The Willis Towers Watson Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America, which collectively comprise all of the direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company.

Willis North America may redeem the Willis North America Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Willis Towers Watson Public Limited Company may redeem the Willis Towers Watson Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Trinity Acquisition plc may redeem the Trinity Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

The Willis Towers Watson Debt Securities contain certain restrictive covenants which limit, subject to certain exceptions, the ability of Willis Towers Watson Public Limited Company and its subsidiaries to, among other things:

•	incur liens;

•	dispose of Significant Subsidiaries (as defined in the base indentures governing the Willis Towers Watson Debt Securities); and

•	merge, consolidate or sell assets.

The Willis Towers Watson Debt Securities also contain certain customary events of default.

Other Debt

Towers Watson is party to a four-year term loan credit facility dated as of November 20, 2015 (the “Towers Watson Dividend Facility”) with certain senior lenders and Bank of America, N.A., as administrative agent, pursuant to which the lenders named therein provided Towers Watson with $340 million in term loans. The final maturity date of the Towers Watson Dividend Facility is December 30, 2019. On December 23, 2015, Towers Watson entered into an amendment to the Towers Watson Dividend Facility to change the first principal payment date to the last business day of March, June, September or December commencing with the second quarter ending after the Funding Date (as defined in the Towers Watson Dividend Facility) under the Towers Watson Dividend Facility. The first payment of $21.3 million was paid on March 30, 2016. At March 31, 2017, the balance outstanding on the Towers Watson Dividend Facility was $233.8 million, gross of $1 million in debt issuance fees.

DESCRIPTION OF NOTES

The following is a description of the material terms of the Notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities that is set forth in the accompanying prospectus under “Description of Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

The Notes will be issued under the indenture, dated as of                 , 2017, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture dated as of                 , 2017. In this section, we refer to the indenture, together with the supplemental indenture, as the “indenture.” The following statements with respect to the Notes are summaries of the provisions of the Notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the Notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

The Issuer will issue $        million Notes. As described under “—Further Issuances,” under the indenture the Issuer can issue additional Notes at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

The Notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The Notes initially will be represented by global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under “—Book-Entry, Delivery and Form”.

The trustee, through its corporate trust office, will act as the Issuer’s paying agent and security registrar in respect of the Notes. The current location of such corporate trust office for such purposes is Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

The Notes will not be entitled to the benefit of any sinking fund.

Payments

The Notes will mature on                 , 20     .

Interest on the Notes is payable semi-annually in arrears on                      and                      of each year, beginning on                     , 2017. The Issuer will pay interest to those persons who were holders of record on             or              (whether or not a business day) immediately preceding the applicable interest payment date. Interest will accrue from the date of original issuance or, if interest has already been paid, or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the previously issued Notes, including for voting purposes.

Ranking

The Notes will be senior unsubordinated unsecured obligations of the Issuer and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited and will:

•	rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, including the Willis North America Debt Securities;

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors, including the Willis Towers Watson Debt Securities and any debt under the Revolving Credit Facility;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of March 31, 2017, after giving effect to this offering and the application of the net proceeds therefrom to repay certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), including amounts that were drawn to repay the 2017 Notes and to pay down amounts outstanding under our Original Term Loan Facility and our Original Revolving Credit Facility, the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $        million.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all of the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the Notes.

As of March 31, 2017, the non-guarantor subsidiaries of Parent had $268 million of outstanding indebtedness, other than ordinary course trade payables. As of and for the three months ended March 31, 2017, the non-guarantor subsidiaries of Parent represented substantially all of the total assets and accounted for substantially all of the total revenue of Willis Towers Watson prior to consolidating adjustments.

The Issuer’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer’s subsidiaries, in which case this debt would be effectively senior in right of payment to the Notes.

The Notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through its subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

The Issuer’s obligations under the indenture will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

pari passu with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Debt Securities and such Guarantor’s guarantee under the Revolving Credit Facility;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

As of March 31, 2017, after giving effect to this offering and the application of the net proceeds therefrom to repay certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), the total outstanding debt of the Guarantors in the aggregate would have been approximately $        million.

The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable foreign, U.S. Federal, state or other laws. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with U.S. GAAP.

The Guarantee of a Guarantor (other than the Parent) will be deemed automatically discharged and released in accordance with the terms of the indenture:

•

upon the merger or consolidation of such Guarantor with or into any person other than the Issuer or a subsidiary or affiliate of the Issuer where such Guarantor is not the surviving entity of such consolidation or merger; or the sale, exchange or transfer to any person not an affiliate of the Issuer of all the capital stock in, or all or substantially all the assets of, such Guarantor, provided however, that in the case of each above, such merger, consolidation, sale, exchange or transfer is made in accordance with the indenture and the successor person or transferee has assumed all of the obligations of such Guarantor under the indenture and the securities; or

•	upon the release or discharge of the indebtedness that resulted in the obligation of the Guarantor to guarantee the Notes.

Optional Redemption

Prior to                 , 20         (the date that is                      months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present value of (x) the payment on                 , 20         of principal of the Notes to be redeemed and (y) the payment of the remaining scheduled payments through                 , 20         of interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus                      basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after                 , 20         (the date that is          months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time (equal to

$2,000 or an integral multiple of $1,000 in excess thereof) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes mature on                 , 20         ) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in the United States (a “Primary Treasury Dealer”), the Issuer shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the Notes being redeemed.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes being redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

The Issuer will send a notice of redemption to each holder of Notes to be redeemed in accordance with the mailing procedures of the DTC at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of Notes to be redeemed of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date. Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes to be redeemed or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called if the Notes to be redeemed are not so listed, by such method as the trustee deems fair and appropriate and in accordance with the applicable procedures of DTC. Neither the trustee nor any registrar shall be liable for any such selection.

Early Redemption for Tax Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time upon not less than 30 nor more than 60 days’ prior notice delivered electronically or by first-class mail, with a copy to the trustee, to the registered address of each holder or otherwise delivered in accordance with the applicable procedures of the depositary, if:

(i) on the occasion of the next payment due under the Notes, the Issuer, or any Guarantor, has or is reasonably likely to become obliged to pay Additional Amounts as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction (as defined below under “—Additional Amounts”), or any change in the official application or official interpretation of such laws or regulations, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes; and

(ii) such obligation cannot be avoided by the Issuer, or the relevant Guarantor, taking reasonable measures available to it;

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer, or a Guarantor, would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the giving of any notice of redemption pursuant to the Indenture, the Issuer shall deliver to the trustee an officer’s certificate of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. Notes redeemed pursuant to this provision will be redeemed at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon to the date of redemption and all Additional Amounts due on the date of redemption.

Purchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem the Notes as described above under the heading “—Optional Redemption,” the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will send a notice to each holder and the trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 45 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee, the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The paying agent will promptly pay, from funds deposited by the Issuer for such purpose, to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Certain Covenants

Limitation on Liens

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Parent that is owned, directly or indirectly, by Parent or any of its subsidiaries, in each case whether owned at the date of the original issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Parent or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Lien.

Limitation on Dispositions of Significant Subsidiaries

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary of Parent. Notwithstanding the foregoing limitation, (a) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of Parent, (b) any subsidiary of Parent may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to Parent or another subsidiary of Parent, (c) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock, if the consideration received is at least equal to the fair market value (as determined by the board of directors of Parent acting in good faith) of such Capital Stock, and (d) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, Parent may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under “—Merger, Consolidation or Sale of Assets.”

Merger, Consolidation or Sale of Assets

The Issuer or any of the Guarantors, without the consent of any holder of outstanding Notes, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person; provided that:

(1) the person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

(a) is organized (i) in the case of the Issuer, under the laws of any United States jurisdiction, any state thereof or the District of Colombia or (ii) in the case of any Guarantor, England and Wales, Ireland, the Netherlands, Bermuda, or any country that is a member of the European Monetary Union; and

(b) expressly assumes the Issuer’s or such Guarantor’s obligations on the Notes and under the indenture;

(2) after giving effect to the transaction, no event of default shall have happened and be continuing; and

(3) certain other conditions are met, including in the case of a consolidation with or merger into a person organized other than under the laws of Ireland by Parent or the conveyance, transfer or lease by Parent of its properties and assets substantially as an entity to a person organized other than under the laws of Ireland that Parent shall have delivered, or have caused to be delivered, to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

Additional Amounts

With respect to any payments made by or on the behalf of the Issuer or a Guarantor in respect of the Notes or any Guarantee of the Notes, as applicable, the Issuer or such Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the redemption price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, import, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction in which the Issuer or such Guarantor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any political subdivision thereof or taxing authority therein and any jurisdiction through which any payment is made on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) (each, a “Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) in order that the net amount received by each holder (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount that would have been received had such taxes not been imposed or levied; except that no such Additional Amounts shall be payable with respect to a payment made to a holder or beneficial owner of a Note:

•

to the extent that such Taxes are imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States, with respect to the forgoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code (“FATCA”) and/or the UK’s International Tax Compliance Regulations 2015; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the existence of some connection between such holder or beneficial owner of such Note and the Taxing Jurisdiction imposing such Taxes other than the mere holding or enforcement of such Note or receipt of payments thereunder; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the failure of the holders or beneficial owners of such Note to comply with a reasonable written request by the Issuer (or its agent) to make a valid declaration of non-residence or any other claim or filing for exemption to which it is entitled (but only to the extent it is legally entitled to do so); or

•

that presents such Note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holders or beneficial owners of such Note would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period; or

•

in the case of a payment made by or on behalf of the Issuer or any Guarantor organized under the laws of the United States, any state thereof or the District of Columbia, with respect to any United States withholding taxes, so long as such withholding taxes are summarized in this prospectus supplement in the discussion under the caption “Certain Material Income Tax Consequences—United States Taxation” or the Issuer or such Guarantor (pursuant to the applicable notice provision) provides reasonable notice regarding potential United States withholding taxes and requests holders and beneficial owners to provide applicable U.S. tax forms; or

•	any combination of the above.

As used herein and for purposes of this prospectus, any reference to the principal of and interest on the Notes and the redemption price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts.

The Issuer will also pay any stamp, registration, excise or property taxes and any other similar levies (including any interest and penalties related thereto) imposed by any Taxing Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Guarantees, the Indenture or any other document or instrument referred to therein.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor of the Issuer or any Guarantor.

Events of Default

Each of the following constitutes an event of default with respect to the Notes under the indenture:

•	a default in payment of interest (including Additional Amounts) on the Notes when due continued for 30 days;

•	a default in the payment of the principal of or premium, if any, on the Notes when due;

•

a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than the Notes) continued for 60 days after written notice from the trustee to the Issuer or the holders of 25% or more in principal amount of the Notes outstanding to the Issuer and the trustee, respectively;

•

a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $50 million or its foreign currency equivalent at the time, provided that the cure of such default shall remedy such Event of Default under this clause;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

If an event of default with respect to the Notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with notice to the trustee) may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes may, by written notice rescind and annul such acceleration under certain circumstances. See “Modification and Waiver” below.

The Issuer must file annually with the trustee an officers’ certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

The indenture provides that the trustee, within 90 days after knowledge of our occurrence of a default, will send to all holders of the Notes notice of all defaults known to it, unless such default has been cured or waived; but in the case of a default other than in respect of the payment of the principal of or interest on the Notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.

Modification and Waiver

Modification and amendments of the indenture may be made by the Issuer, any Guarantor, and the trustee with the consent of the holders of a majority in principal amount of the outstanding Notes affected provided, that no modification or amendment may, without the consent of the holder of each outstanding Note affected:

•	change the stated maturity of the principal of, or any installment of principal of, or interest on, the Notes;

•	reduce the principal amount of, or any premium or interest on, the Notes;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to the Notes; or

•

reduce the percentage in principal amount of outstanding Notes of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Without the consent of any holder of outstanding Notes, the Issuer, any Guarantor, and the trustee may amend or supplement the indenture and the Notes to evidence the succession of another person to the Issuer or a Guarantor and the assumption of such successor to the obligations thereof in accordance with the indenture, to add to the covenants of the Issuer or a Guarantor for the benefit of the holders of all or any series, to surrender any right or power conferred upon the Issuer or Guarantor, to add any additional events of default, to secure the Notes, to establish the form or terms of any new series of notes, to cure any ambiguity or inconsistency, to provide for the Notes in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

The indenture with respect to the Notes may be discharged, subject to the terms and conditions as specified herein when:

•	all Notes, with the exceptions provided for in the indenture, have been delivered to the trustee for cancellation;

•	all Notes not theretofore delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the indenture.

The Issuer can terminate all of its obligations under the indenture with respect to the Notes, other than the obligation to pay interest on, premium, if any, and the principal of the Notes and certain other obligations, known as “covenant defeasance”, at any time by:

•

depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In addition, the Issuer can terminate all of its obligations under the indenture with respect to the Notes, including the obligation to pay interest on, premium, if any, and the principal of the Notes, known as “legal defeasance”, at any time by:

•

depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes to their maturity, and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that (x) there has been a change in the U.S. federal tax law since the date of the indenture or (y) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, in either case, to the effect that holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default known to the trustee, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default known to the trustee, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer’s creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

The indenture also provides the trustee with certain rights and privileges.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

The Depository Trust Company, or DTC, New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the Notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global Notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC sends an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer’s responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the Notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System.

If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Notes in exchange for the Global Security representing such Notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC’s procedures, determine not to have the Notes represented by one or more Global Securities and, in such event, will issue individual Notes in exchange for the Global Security or Securities representing the Notes. Also, if an event of default with respect to the Notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute, Notes in definitive form in exchange for the Global Security or Securities representing the Notes. Individual Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

Neither the Issuer nor the trustee will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-

valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including, without limitation, preferred stock and any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following:

(1)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent;

(2)	the first day on which Parent ceases to own, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Debt” means:

(a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

(g) to the extent not otherwise included in this definition, hedging obligations of such person.

“Guarantee” means a guarantee on the terms set forth in the indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each of Willis Towers Watson Public Limited Company, an Irish company, Willis Towers Watson Sub Holdings Unlimited Company, an Irish Company, Willis Netherlands Holdings B.V., a company incorporated under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales, WTW Bermuda Holdings Ltd., a company organized and existing under the laws of Bermuda, Trinity Acquisition plc, a company organized and existing under the laws of England and Wales, and any other person that becomes a Guarantor pursuant to the indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Moody’s” means Moody’s Investors Service Inc.

“Permitted Lien” means Liens on the Capital Stock of a Significant Subsidiary to secure Debt incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of Willis Towers Watson Public Limited Company or any other subsidiary of Willis Towers Watson Public Limited Company and provided further that such Debt matures within 180 days from the date such Debt was incurred.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2) (vi) (F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (a) the rating of the Notes shall be reduced by both Rating Agencies and (b) the Notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and its subsidiaries.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of a specified person within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Any Plan fiduciary that proposes to cause a Plan to purchase the Notes should consult with its counsel regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or whether an exemption would be applicable to any such purchase of Notes. When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any other Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Exemptions

The fiduciary of a Plan that proposes to purchase and hold any Notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the underwriters, the agents or any of their respective affiliates. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company, the underwriters, the agents or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Issuer or the prospective investors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes. These class exemptions include, without limitation, PTCE 75-1 respecting specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions that may relate to an investment in the Notes, provided that neither the Issuer nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, such as the “Best Interest Contract Exemption” (PTCE 2016-01), once they become applicable, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Therefore, the fiduciary of a Plan that is considering acquiring and/or holding the Notes in reliance on any of these, or any other, PTCEs should carefully review the PTCE and consult with its counsel to confirm that it is applicable. There can be no, and we do not provide any, assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note each prospective investor and subsequent transferee will be deemed to have represented and warranted that either (i) such prospective investor or transferee is not acquiring or holding the Notes for or on behalf of, and no portion of the assets used by such prospective investor or transferee to acquire or hold the Notes constitutes assets of, any Plan or (ii) the acquisition, holding and subsequent disposition of the Notes by such prospective investor or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

Prospective investors of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of the Notes to a Plan is in no respect a representation by the Issuer or its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Each Plan fiduciary (and each fiduciary for non-U.S., governmental or church plans subject to a Similar Law) should consult with its legal advisor concerning the potential consequences to the Plan under Section 406 of ERISA, Section 4975 of the Code or such Similar Laws of an investment in the Notes.

CERTAIN MATERIAL INCOME TAX CONSEQUENCES

Irish Taxation

The following is a summary of certain Irish withholding and income tax consequences of guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company in respect of the Notes. It applies to you if you are the absolute beneficial owner of the Notes. The summary does not apply to certain other classes of persons such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and is of a general nature only. Please consult your own tax advisor concerning the tax consequences of owning these Notes in your particular circumstances.

Guarantee Payments

It is possible that Irish withholding tax could apply to guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company. This is because some judicial decisions having persuasive authority in Ireland suggest that a guarantee payment could be treated to be an interest payment if the underlying guaranteed obligation is an interest payment. There is consequently a risk that a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company could be treated as an interest payment and, thus, subject to interest withholding tax at the rate of 20% unless an exemption applied. An exemption may apply if the Notes continue to be listed on the TISE and held in the DTC at the time the guarantee payments are made.

In limited circumstances, a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company could alternatively be treated as an “annual payment” for Irish tax purposes. An annual payment is, broadly, a payment which is “pure profit of an income nature” in the hands of the recipient (for example an annuity payment). If a guarantee payment made by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company was an “annual payment,” Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company (as applicable) would be obliged to deduct 20% withholding tax from such payment. A double taxation treaty may offer relief for any such tax imposed.

Irish Income Tax

Guarantee payments by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company may be regarded as Irish source income because Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company reside in Ireland. Irish source income is generally subject to Irish tax and there is an obligation to account for any Irish tax on a self-assessment basis. However, if guarantee payments are deemed to be interest payments (as discussed above) arising from an Irish source, you would be exempt from Irish income tax if you are a company which is regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and not tax resident in Ireland) and that “relevant territory” imposes a tax that generally applied to interest receivable in that territory by companies from sources outside that territory and in certain other circumstances. If an exemption does not apply or if the guarantee payments were treated to be a form of income other than an interest payment (e.g., an annual payment) arising from an Irish source, a double taxation treaty may offer relief for any such income tax imposed.

Irish Encashment Tax

If you appoint a person in Ireland to collect payments on the Notes on your behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest or guarantee payments. You may claim an exemption from this withholding tax if you are the beneficial owner of the interest or guarantee payments and are not tax resident in Ireland and make a written declaration to this effect to the collecting agent.

United Kingdom Taxation

The following summary is based upon UK tax law and HM Revenue & Customs practice as at the date of this document. Both law and practice may change at any time, possibly with retrospective effect. The summary is intended as a general guide only, not a complete analysis, and may not apply to certain categories of holders of the Notes (such as dealers). The summary relates only to the UK withholding tax treatment of guarantee payments made by Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, and Willis Group Limited (the “UK Guarantors”) in respect of the Notes, and certain other limited UK tax implications. It does not deal with all possible UK tax implications of acquiring, holding or disposing of the Notes, and relates only to the position of holders who are the absolute beneficial owners of the Notes.

Holders of the Notes (or prospective holders of the Notes) who are in any doubt as to their tax position, or may be subject to tax in a jurisdiction other than the UK, should consult their professional advisers without delay.

UK Withholding Tax

If a UK Guarantor makes any payments in respect of interest, premium or discount on the Notes, such payments may be subject to United Kingdom withholding tax at 20 per cent, subject to the availability of any domestic law exemption or any relief under the provisions of any applicable double taxation treaty.

The references to “interest” above are to “interest” as understood for the purposes of UK tax law. They do not take into account any different definition of “interest” or “principal” that may prevail under any other tax law or that may apply under the terms and conditions of the Notes or any related document.

United Kingdom Tax Payers

Corporate noteholders within the charge to United Kingdom corporation tax (and not subject to any special tax regime, for example life insurance businesses) will normally recognize any profits, gains or losses on the Notes (including on redemption) for United Kingdom corporation tax purposes under the “loan relationship” rules in Part 5 of the UK’s Corporation Tax Act 2009. Generally speaking, under these rules, interest, profits, gains and losses (broadly, measured and recognized in accordance with generally accepted accounting practice) are taxed or relieved as income.

Foreign exchange gains and losses on the Notes in respect of corporate noteholders will, generally, fall within the “loan relationship” rules. Accordingly, corporate noteholders within the charge to United Kingdom corporation tax will, generally, be taxed on, or obtain relief for, foreign exchange gains and losses as described above.

Noteholders who are not subject to United Kingdom corporation tax but who are resident for tax purposes in the United Kingdom or who carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable will, generally, be subject to income tax on interest arising in respect of the Notes on a receipts basis.

A transfer of Notes by a non-corporate Noteholder resident in the United Kingdom for United Kingdom tax purposes, or who carries on a trade, profession or vocation in the United Kingdom through a permanent establishment to which the Notes are attributable, may give rise to a charge to United Kingdom income tax on an amount representing the interest on the transferred Notes that has accrued since the preceding interest payment date.

Bermuda Taxation

Currently, there is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made by a Bermuda guarantor which is incorporated in Bermuda pursuant to a guarantee.

The Bermuda Government has enacted legislation under which the Minister of Finance is authorized to give an assurance to an exempted company, permit company, exempted partnership or exempted unit trust scheme (each an exempted undertaking) that in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to such entities or any of their operations or their shares, debentures or other obligations, until March 31, 2035. WTW Bermuda Holdings Ltd. has such a tax assurance in place.

United States Taxation

This section describes certain United States federal income tax consequences of the purchase, ownership and disposal of the Notes offered in this offering. It applies to you only if you are a beneficial owner of the Notes that acquires Notes in the offering at the issue price (generally the first price at which a substantial amount of the Notes is sold for cash to investors) and you hold your Notes as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns Notes as part of a straddle or conversion transaction for United States federal income tax purposes;

•	a United States holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar; or

•	certain former citizens or long-term residents of the United States.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section does not address all aspects of United States taxation that may be applicable to investors in light of their particular circumstances, including the effect of United States federal alternative minimum tax, gift or estate tax laws, or any state or local tax laws.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

This section does not address the 3.8% United States federal income tax on net investment income of certain United States persons. Investors should consult their own advisors regarding the possible application of this tax.

Please consult your own tax advisor concerning the consequences of purchasing, owning or disposing of these Notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, of any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and certain other conditions apply.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Additional Payments. In certain circumstances, the Issuer may be obligated or elect to pay amounts in excess of stated principal on the Notes. See “Description of Notes—Optional Redemption” and “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.” The Issuer believes that the possibility of any such payment is remote and therefore the rules governing contingent payment debt instruments should not apply to the Notes. The Issuer’s position is binding on a United States holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The U.S. Internal Revenue Service (the “IRS”), however, may take a different position, which could require a United States holder to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. The discussion herein assumes that the Notes will not be treated as contingent payment debt instruments.

Payments of Interest. You will be taxed on interest (including Additional Amounts, if any, and any non-United States taxes withheld on payments of interest or Additional Amounts) on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes.

Interest income (including Additional Amounts, if any) on a Note generally will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to United States holders under United States federal income tax laws.

Purchase, Sale and Retirement of the Notes. Your tax basis in your Note generally will be its cost. Unless a non-recognition provision applies, you will generally recognize U.S. source capital gain or loss on the sale, exchange, retirement or other taxable disposition of your Note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your Note. Capital gain of a noncorporate United States holder is generally taxed at a reduced rate of taxation where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

This subsection describes the United States federal income tax consequences to a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a Note and are not a United States holder (as described above) or a partnership (including any entity treated as a partnership) for United States federal income tax purposes.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest.

Subject to the discussions below under the captions “Backup Withholding and Information Reporting” and “FATCA,” the interest income paid to you in respect of the Notes generally will not be subject to United States federal income taxes and United States withholding tax if such income is not effectively connected with the conduct by you of a trade or business in the United States and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s voting equity interests; and

•	you are not a “controlled foreign corporation” that is related to the Issuer actually or constructively through stock ownership; and

•

the applicable withholding agent (i) receives a statement (generally on IRS Form W-8BEN, or IRS Form W-8BEN-E) from you, signed under penalties of perjury, that you are not a United States person and certain other certification requirements are satisfied and (ii) has no actual knowledge or reason to know that you are a United States holder.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to United States federal withholding tax at a 30% rate, unless (i) you provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States) and you provide the withholding agent with a properly executed IRS Form W-8ECI.

Interest income that is effectively connected with your conduct of a United States trade or business will be taxed on a net basis at regular graduated United States federal income tax rates rather than the 30% gross rate unless an applicable tax treaty provides otherwise. In the case of a non-United States holder that is a corporation, branch profits tax at a rate of 30% (or a lower applicable treaty rate) also may apply to the holder’s effectively connected interest, as adjusted for certain items.

Purchase, Sale and Retirement of the Notes.

Subject to the discussions below under the captions “Backup Withholding and Information Reporting” and “FATCA,” any gain you realize on a sale of the Notes generally will be exempt from United States federal income tax, including United States withholding tax, unless:

•

your gain is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), which gain would be taxed in the same manner as interest that is effectively connected with such trade or business as described above; or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met (in which case, subject to certain exceptions, you would generally be taxed on any gain as described above under “—United States Holders—Purchase, Sale and Retirement of the Notes”).

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal and interest on a Note, and the proceeds of a sale of a Note, made to United States holders unless such holders establish that they are exempt recipients. Backup withholding may apply to such payments or proceeds if the United States holder fails to provide a correct taxpayer identification number and otherwise comply with the applicable backup withholding rules.

Non-United States holders that properly certify as to their non-United States status as described above under the third bullet in “Non-United States Holders—Payments of Interest” or otherwise establish an exemption are not subject to backup withholding on payments of interest to them. However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-United States holder, regardless of whether any tax was actually withheld. Proceeds of the sale or other taxable disposition of a Note within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the Non-United States holder complies with certain certification procedures described above or otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such person’s United States federal income tax liability, if any, and may entitle such person to a refund, provided such holder timely furnishes the required information to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the Notes and proceeds from a sale or disposition occurring after December 31, 2018 of the Notes, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You are urged to consult your own tax advisor regarding these rules.

THE IRISH, UNITED KINGDOM, BERMUDA AND UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE IRISH, UNITED KINGDOM, BERMUDA, UNITED STATES FEDERAL OR OTHER TAX LAWS.

UNDERWRITING; CONFLICTS OF INTEREST

Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name in the table below.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
J.P. Morgan Securities LLC.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters propose to offer the Notes directly to the public at the relevant public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the relevant public offering price less a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by the Issuer
Per Note		%

We estimate that our total expenses (excluding underwriting discounts) for this offering will be approximately $        million.

In connection with the offering, the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amounts of the Notes to be purchased by the underwriters in the offering, which creates syndicate short positions. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Certain affiliates of the underwriters have committed amounts to the Revolving Credit Facility as lenders. We intend to use the net proceeds of this offering to repay certain amounts outstanding under the Revolving Credit Facility. As a result, affiliates of the underwriters will receive a portion of the net proceeds of this offering. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus, which will be the                business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the                      succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade notes on the date of pricing or the                      succeeding business days should consult their own advisors.

Conflicts of Interest

Certain affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each an underwriter in this offering, may receive at least 5% of the net proceeds of this offering in connection with the repayment of amounts outstanding under the Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of the Financial Industry Regulatory Authority Rule 5121. Because the Notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of Notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/00, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL OPINIONS

The validity of the Notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York). Certain legal matters under English law will be passed upon for us by Weil, Gotshal & Manges (UK). Certain matters of Irish law will be passed upon for us by Matheson. Certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Certain matters of the laws of Bermuda will be passed upon by Appleby (Bermuda) Limited. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

The Issuer is a public limited company organized under the laws of England and Wales. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are companies organized and existing under the laws of Ireland, Willis Netherlands Holdings B.V. is a company organized and existing under the laws of the Netherlands, Willis Investment UK Holdings Limited, TA I Limited and Willis Group Limited are companies organized and existing under the laws of England and Wales and WTW Bermuda Holdings Ltd. is a company organized and existing under the laws of Bermuda (together the “Non-U.S. Guarantors”). Certain of the directors and executive officers of the Issuer and the Non-U.S. Guarantors may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of the Issuer and of the Non-U.S. Guarantors may be located outside the United States. As a result, it may not be possible for investors (i) to effect service of process within the United States upon the Issuer and the Non-U.S. Guarantors or those nonresident persons or (ii) to enforce against the Issuer and the Non-U.S. Guarantors or nonresident persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated by reference in this prospectus supplement, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting as of December 31, 2016, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations of Towers Watson & Co. for the fiscal years ended June 30, 2015 and 2014, incorporated in this prospectus supplement by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K filed March 10, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities registered by the registration statements of which this prospectus supplement is a part:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 1, 2017 (the “2016 Form 10-K”);

•

The portions of our Definitive Proxy Statement on Schedule 14A, filed on April 27, 2017 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017 (the “2017 First Quarter 10-Q”);

•	Our Current Reports on Form 8-K filed on February 13, 2017, March 3, 2017, March 9, 2017, April 6, 2017 and April 7, 2017;

•

The audited consolidated financial statements of Towers Watson & Co. for the fiscal years ended June 30, 2015 and 2014 (together with the related report thereon) and the unaudited condensed consolidated statements of operations of Tower Watson & Co. for the six months ended December 31, 2015 and 2014 contained in our Current Report on Form 8-K filed on March 10, 2016; and

•	The description of our share capital contained in our Form 8-A, filed on January 8, 2016, including any amendments or reports filed for the purpose of updating the description.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

PROSPECTUS

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Debt Securities

Preferred Shares

Ordinary Shares

Warrants

Warrant Units

Share Purchase Contracts

Share Purchase Units

Prepaid Share Purchase Contracts

TRINITY ACQUISITION PLC

Debt Securities

WILLIS NORTH AMERICA INC.

Debt Securities

Guarantees of Debt Securities of

Willis Towers Watson Public Limited Company, Trinity Acquisition plc and Willis North America Inc.

We or either of our indirect wholly-owned subsidiaries, Trinity Acquisition plc and Willis North America Inc. (each a “Subsidiary Issuer,” and together the “Subsidiary Issuers”), may offer the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We or the Subsidiary Issuers may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in these securities involves risks. See “Risk Factors” on page 4 and the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Willis Towers Watson Public Limited Company’s ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WLTW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and an applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Willis Towers Watson Public Limited Company, the Subsidiary Issuers or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated March 11, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the Subsidiary Issuers may sell any combination of the securities described in this prospectus in one or more offerings. In this section, “we” refers only to Willis Towers Watson Public Limited Company.

This prospectus describes some of the general terms that may apply to the securities that we or the Subsidiary Issuers may offer and the general manner in which the securities may be offered. Each time we or the Subsidiary Issuers sell securities, we or the Subsidiary Issuers will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. Willis Towers Watson Public Limited Company, the Subsidiary Issuers and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material.” A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA.” A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with the additional information described under the heading “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information About Us.”

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the Subsidiary Issuers, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the Subsidiary Issuers are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the Subsidiary Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by Willis Towers Watson Public Limited Company or the Subsidiary Issuers directly or through dealers or agents designated from time to time. If Willis Towers Watson Public Limited Company or the Subsidiary Issuers, directly or through agents, solicit offers to purchase the securities, Willis Towers Watson Public Limited Company and the Subsidiary Issuers reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

Unless otherwise stated, or the context otherwise requires, references in this prospectus to the “Company,” “Willis Towers Watson Public Limited Company,” “WTW” and “Holdings,” refer to Willis Towers Watson Public Limited Company only and do not include its consolidated subsidiaries. Unless the context otherwise requires or otherwise stated, references to “we,” “us,” “our” and “Willis Towers Watson Group” refer to the Company and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, the benefits of the business combination transaction involving Towers Watson & Co. (“Towers Watson”) and the Company (prior to such business combination), including the combined company’s future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	consolidation in or conditions affecting the industries in which we operate;

•	any changes in the regulatory environment in which we operate;

•	the ability to successfully manage ongoing organizational changes;

•	our ability to successfully integrate the Towers Watson, Gras Savoye and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings;

•	the potential impact of the Merger on relationships, including with employees, suppliers, customers and competitors;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	compliance with extensive government regulation;

•	our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses;

•	expectations, intentions and outcomes relating to outstanding litigation;

•	the risk we would be required to increase our financial provision on the Stanford litigation;

•	the risk of material adverse outcomes on existing litigation matters, including without limitation the Stanford litigation;

•	the diversion of time and attention of our management team while the Merger is being integrated;

•	the federal income tax consequences of the Merger and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates;

•	our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•	the possibility that the anticipated benefits from the Merger cannot be fully realized or may take longer to realize than expected;

•	our ability to retain and hire key personnel;

•	a decline in defined benefit pension plans;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•	failure to protect client data or breaches of information systems;

•	reputational damage;

•	disasters or business continuity problems;

•	doing business internationally, including the impact of exchange rates;

•	clients choosing to reduce or terminate the services provided by us;

•	fluctuation in revenues against our relatively fixed expenses;

•	management of client engagements;

•	technological change;

•	the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•	increases in the price, or difficulty of obtaining, insurance; fluctuations in our pension liabilities;

•	loss of, failure to maintain, or dependence on certain relationships with insurance carriers;

•	changes and developments in the United States healthcare system;

•	the availability of tax-advantaged consumer-directed benefits to employers and employees;

•	reliance on third party services;

•	our holding company structure;

•	changes in accounting estimates and assumptions; and

•	changes in the market price of our shares.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors, see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. You may read and copy materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC filings are available to the public over the Internet at the SEC’s site at www.sec.gov and through the NASDAQ Global Select Market, 4 Times Square, New York, New York 10036, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site referred to above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information that we file later with the SEC may update and supersede the information in this prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below (File No. 001-16503) and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and before the termination of the offering of the securities offered by this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 (excluding Item 8 of Part II);

•	Our Current Reports on Form 8-K filed on January 5, 2016, February 8, 2016, March 1, 2016 and March 10, 2016 (two of which have a date of report of March 9, 2016 and one of which has a date of report of March 10, 2016 and includes certain information that replaces and supersedes Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2015);

•	Our Current Report on Form 8-K/A, filed on January 8, 2016; and

•	The description of our share capital contained in our Form 8-A, filed on January 5, 2016.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Incorporation By Reference.”

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration or continuous offering process. Under the shelf registration process, Willis Towers Watson Public Limited Company may offer from time to time any of the following securities, either separately or in units with other securities:

•	debt securities;

•	preferred shares;

•	ordinary shares;

•	warrants and warrant units;

•	share purchase contracts and prepaid share purchase contracts; and

•	share purchase units.

In addition, Trinity Acquisition plc or Willis North America Inc. may offer debt securities. Debt securities issued by Willis Towers Watson Public Limited Company may be guaranteed by certain of its direct and indirect subsidiaries, including Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. Debt securities issued by Trinity Acquisition plc or Willis North America Inc. may be guaranteed by certain of their respective direct and indirect parent entities and direct and indirect subsidiaries.

In addition, certain selling stockholders identified in a prospectus supplement may offer and sell these securities, from time to time, on terms described in the applicable prospectus supplement.

Our Business

Willis Towers Watson Group is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Currently, Willis Towers Watson Group has approximately 39,000 employees in more than 120 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

We bring together professionals from around the world—experts in their areas of specialty—to deliver the perspectives that give organizations a clear path forward. We do this by offering risk management, insurance broking, consulting, technology and solutions and private exchanges.

In our capacity as risk advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance with insurance carriers through our global distribution network. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analysis), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting) as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurable risks for our own account.

In our capacity as a group employee benefits advisor, we provide multiple options on a global basis for large national, regional and global clients to meet their needs for consistency across jurisdictions. Through our group exchanges, unique arrangements with global and regional carriers and individual client assignments, our Health & Benefits unit brings a deep understanding of client priorities, issues, challenges and opportunities to every client assignment and takes a balanced approach to four key drivers: Financial/Cost Management, Employee Appreciation, Resource Management and Global Governance and Oversight.

In our capacity as a consultant, technology and solutions and private exchange company, we help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We focus on delivering consulting services that help organizations anticipate, identify and capitalize on emerging opportunities in human capital management as well as investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals. We operate the largest private Medicare exchange in the United States. Through this exchange, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with retiree healthcare benefits.

We derive the majority of our revenue from commissions and fees for brokerage and consulting services. We do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Fluctuations in these premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. No single client represented a significant concentration of our consolidated revenues for any of our three most recent fiscal years.

We and our colleagues serve a diverse base of clients ranging in size from large, major multinational corporations to middle-market companies in a variety of industries, public institutions, and individual clients. Many of our client relationships span decades. We work with major corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries.

We believe we are one of only a few global advisory, broking and solutions companies in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global needs of many of our clients.

The Registrants

Willis Towers Watson Public Limited Company is the ultimate holding company for the Willis Towers Watson Group. Willis Towers Watson Public Limited Company was incorporated in Ireland on September 24, 2009 under the name Willis Group Holdings Public Limited Company, as a public limited company, for the sole purpose of redomiciling the ultimate parent company from Bermuda to Ireland. On June 29, 2015, Willis Group Holdings Public Limited Company entered into an Agreement and Plan of Merger with Towers Watson, pursuant to which Towers Watson became a subsidiary of Willis Group Holdings Public Limited Company (the “Merger”). The Merger was completed on January 4, 2016 and in connection with the Merger, Willis Group Holdings Public Limited Company changed its name to “Willis Towers Watson Public Limited Company.”

Each of Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Limited, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009, WTW Bermuda Holdings Ltd., which was incorporated in Bermuda on August 26, 2015, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we and each of our subsidiary registrants utilize the offices of Willis Group Limited as our and their principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8084.

Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Dividends

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends are set forth on page 4 under the heading, “Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Share Dividends.”

RISK FACTORS

Before you invest in these securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016, which is incorporated by reference into this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table shows the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends of Willis Towers Watson Public Limited Company and its subsidiaries on a consolidated basis for the five most recent fiscal years ended December 31, 2015.

	Year Ended December 31,
	2015	2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	2.9x	4.0x	4.0x	(1.0	)x	2.2x
Ratio of earnings to combined fixed charges and preferred share dividends(1)	2.9x	4.0x	4.0x	(1.0	)x	2.2x

(1)	For the year ended December 31, 2012, our deficiency in earnings necessary to cover fixed charges was $334 million and fixed charges and preferred stock dividends was $334 million.

For the purposes of calculating each of the consolidated ratios above, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of operating lease rentals.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include using the funds for working capital, repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred shares, ordinary shares, warrants, warrant units, share purchase contracts, share purchase units or prepaid share purchase contracts that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or any selling securityholders, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or a combination thereof on a continuous or delayed basis. Also, Willis Securities, Inc., also known as Willis Capital Markets & Advisory, an affiliate of Willis Towers Watson Public Limited Company and its subsidiaries, may act as a transaction advisor or underwriter of these securities, in which case the offering of our securities will be conducted in accordance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K dated March 10, 2016, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting from Willis Towers Watson Public Limited Company’s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Towers Watson & Co. as of June 30, 2015 and 2014 and for each of the three years in the period ended June 30, 2015, incorporated in this prospectus by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K filed March 10, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP. Unless otherwise indicated in the applicable prospectus supplement, certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Bermuda law will be passed upon for us by Appleby (Bermuda) Limited. Unless otherwise indicated in the applicable prospectus supplement, certain matters of English law will be passed upon for us by Weil, Gotshal & Manges LLP (UK). Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

Willis North America Inc.

$              % Senior Notes due 20

PROSPECTUS SUPPLEMENT

                    , 2017

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

J.P. Morgan